EXHIBIT 99.1

              Equity Inns Acquires 19 Leases from Prime Hospitality

         Previously Leased Portfolio of Hotels Now Totally Converted to
                              Management Contracts


         GERMANTOWN, Tenn., January 7, 2002--Equity Inns, Inc. (NYSE:ENN), a hotel real estate investment trust (REIT), today announced that it has acquired 19 hotel leases from Prime Hospitality (NYSE:PDQ). The properties, all AmeriSuites hotels, were previously leased and managed by Prime and will continue to be managed by Prime. Neither party paid remuneration to convert the leases to management contracts.
         Equity Inns now has converted all of its 96 leases to management contracts as allowable under the REIT Modernization Act, which permits REITs to establish taxable subsidiaries to function as lessees, with hotel management provided by independent companies.
         Under the new agreement, effective January 1, 2002, Prime will guarantee Equity Inns a minimum return per hotel equal to the base rent previously paid to ENN by Prime. The length of the management contracts equals the length remaining on the original leases with comparable performance standards and with similar economics.
         "As with our other lease conversions, we now have aligned much more closely the interests of Equity Inns with its management company," said Howard Silver, president and chief operating officer. "Prime now is highly motivated to maximize the profits of our hotels, which benefits both companies and their shareholders. In the past, in many cases, an operating decision that would benefit the owner may have been detrimental to the management company and vice versa. This new arrangement eliminates that problem."



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Signs Other Contracts
         Separately, Equity Inns announced that is has assigned new management contract agreements for 12 properties that were operated by Interstate Hotels Corporation (NASDAQ:IHCO) under a one-year agreement, which expired December 31, 2001. Eleven of the properties will remain with Interstate on a month-to-month basis; the twelfth hotel was assigned to Waterford Hotel Group, LLC under a two-year contract.
         "Our strategy remains to have a select group of proven operators manage our properties who are incented to perform at the highest levels," Silver said. "We will be flexible in terms of contract length and incentives to get the best results from our operators. By closely aligning the operators' objectives with Equity Inns, we expect to achieve the highest possible returns on our assets."
         Interstate will continue to manage 43 other Equity Inns hotels under existing contracts with terms ranging from one to four years, bringing to 54 the total number of hotels currently managed by Interstate for the REIT. Under the terms of its agreement with Interstate effective January 1, 2001, ENN has the option to renew or execute new management contracts for an agreed upon number of properties each year over the next four years.
         Waterford Hotel Group will manage the Residence Inn Burlington (Vermont) for a two-year period. Waterford has extensive experience as a Residence Inn hotel operator and currently manages a total of 24 properties in 10 states.
         Beginning January 1, 2002, Equity Inns properties were managed by the following companies:



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                                                   Number of
          Management Company                   Managed Properties
          ------------------                   ------------------

          Interstate Hotels                          54
          Hilton Hotels Corporation                  20
          Prime Hospitality                          19
          Crestline Hotels & Resorts                  2
          Waterford Hotel Group                       1

         Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The company owns 96 hotels with approximately 12,300 rooms located in 34 states.
         Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. Such risks and uncertainties include, but are not limited to, the following: the ability of the company to cope with domestic economic and political disruption and Federal and state governmental regulation of war, terrorism, states of emergency or similar activities resulting from the terrorist attacks occurring on September 11, 2001; the ability of the company to successfully implement its operating strategy; changes in economic cycles; competition from other hospitality companies; and changes in the laws and government regulations applicable to the company. From time to time, these and other risks are discussed in the company's filings with the Securities and Exchange Commission.